ROBERT L. B. DIENER

Attorney at Law

122 Ocean Park Blvd.  Suite 307

Santa Monica, CA 90405

 (310) 396-1691  Fax: (310) 396-8608

r.diener@gte.net

June 27, 2007

United States Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549.

Re:

Gateway Certifications, Inc. (hereinafter “Gateway ")

Registration Statement on Form SB-2

Relating to Shares of Gateway’s Common Stock

Gentlemen:

I have been requested by Gateway to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the "Registration Statement") covering all of the shares which will be offered by the Company and the Selling Shareholder(s); the number of shares being as indicated on the calculation chart to the cover page of Gateway’s above-mentioned SB-2 Registration Statement is 867,000.

In connection with this opinion, I have examined the registration statement, the Certificate of Incorporation and By-Laws of Gateway, each as amended to date, copies of the records of corporate proceedings of Gateway, and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares referred to above when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion relies solely upon Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and all reported judicial decisions interpreting those laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Robert L. B. Diener

_____________________________

Robert L. B. Diener